Exhibit 10.4

[RINGCENTRAL LETTERHEAD]

January 12, 2012

To: Robert Lawson

Re: Offer Letter

Dear Robert,

It is my pleasure to offer you an exempt position as a member of the executive team with RingCentral, Inc., a California corporation (the “Company” or “RingCentral”), as Chief Financial Officer, reporting to me. We understand that from February 16 through February 29, 2012, you will also be providing services to Codexis as an employee of Codexis. As of March 1, 2012, you will be a full-time exempt employee of RingCentral.

Your starting compensation plan will be as follows:

•	Salary. Annual gross base salary of $250,000 per year (subject to standard withholding and payroll deductions), payable semi-monthly in accordance with the Company’s payroll policies.

•	MBO Performance Bonus.

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You shall be eligible to receive an annual management-by-objective (MBO) bonus in the target gross amount of forty percent (40%) of your annual base salary ($100,000 per year) based on the Company’s performance against its annual board plan and multi-year projections.

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All MBO performance bonuses shall be paid on or before February 15th. If the Company and you disagree about whether an MBO milestone has been achieved, you and the Company shall promptly meet and confer in good faith to attempt to resolve the matter on mutually agreeable terms.

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Stock Options. Subject to board approval, you will be issued 565,037 stock options (i.e., 1.0% of the fully diluted capital stock of the Company). The exercise price of the stock options will be equal to the fair market value per share of the Company’s common stock on the date of grant. Your stock options shall be subject to the terms of the Company’s 2010 Equity Incentive Plan (the “2010 Plan”). All of your stock options shall vest over a 4-year vesting schedule as follows: provided you remain an employee of the Company, 25% of the stock options shall vest on the first anniversary of the Vesting Commencement Date (i.e., your employment Start Date), and the remaining options shall vest in equal installments at the rate of 1/48th per month on a monthly basis thereafter. Subject to applicable law, your stock options will be issued as incentive stock options.

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Double-Trigger Stock Option Vesting Acceleration. If the Company consummates a “Change of Control (defined below) any time after your Start Date and, (i) you are terminated by the Company within 60 days prior to the Change of Control and/or not hired by the surviving / successor entity, or (ii) within 12 months after the Change of Control, your employment is terminated by the successor/surviving company without Cause or you terminate your employment with the successor/surviving company for “Good Reason” (defined below), then fifty percent (50%) of your then unvested stock options shall immediately vest and be exercisable in accordance with the terms and conditions of your Stock Option Agreement.

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“Change of Control” means the occurrence of any of the following events: (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization after which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, fail to own at least 50% of the voting power of the surviving entity immediately following such consolidation, merger or reorganization, (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50% ) of the Company’s voting power is transferred, but excluding in the case of (A) and (B) (x) any consolidation or merger effected exclusively to change the domicile or state of incorporation of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof, or (C) a sale, lease or other disposition of all or substantially all of the assets of the Company.

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“Cause” means any of the following: (i) fraud, misappropriation, embezzlement or breach of fiduciary duty, (ii) intentional or gross negligent breach of the provisions of applicable Company agreements signed by you (e.g., Confidentiality Agreement, PIIA) or Company policies, (iii) repeated failure to perform services hereunder or (iv) incapacity, only after the expiration of a period the length of which shall be determined by the Company’s HR Department pursuant to the then applicable sick leave policy.

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“Good Reason” means any of the following actions taken by the Company or a successor corporation or entity without your consent: (i) reduction of more than 5% of your overall compensation (it being agreed that your failure to achieve or be paid any target MBO bonus does not constitute a 5% reduction of your overall compensation); (ii) material reduction in your duties; or (iii) relocation of your principal place of employment to a place greater than 30 miles from the Company’s then-principal executive offices. For clarification and the avoidance of doubt, a “material reduction in your duties” shall not be deemed to occur because you are offered employment with and/or are working for a division or subsidiary of the successor-company or acquirer as CFO of such a division or subsidiary (or, if such division or subsidiary does not have a CFO, as the most senior finance person of such division or subsidiary) following the Change of Control.

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Benefits. You will be eligible to participate in the Company’s standard health and benefits plans and will be provided with 10 Company holiday-vacation days and 15 days of paid-time off in accordance with the Company’s policies for other employees of your position. When you begin employment, you will be provided with a complete description of these Company policies, and you will be required to sign the Company’s standard HR and administrative forms to be eligible to receive such benefits.

As a condition of your employment, you will need to sign our standard employee invention assignment and confidentiality agreement (“PIIA”). You expressly agree not to bring any third party confidential information to the Company, including that of Codexis, and that in performing your duties for the Company you will not in any way utilize any such information. This is especially critical during the period of time that you will be performing services for both Codexis and the Company. We understand from you that Codexis has consented to you providing services for both Codexis and the Company. Just as Codexis expects you to continue to abide by your obligations regarding its confidential and proprietary information, the Company has the same expectations and by signing below, you agree that your employment with the Company is contingent upon you not bringing or utilizing any third party information.

For purposes of federal immigration law, you may be required to provide to us documentary evidence of your identity and eligibility for employment in the United States. You must provide such documentation to us within three (3) business days of request as a condition of this offer and of your employment. Your failure to comply with this condition gives us the right to immediately terminate our employment relationship with you.

Your continual employment with the Company at all times is strictly “at will.” This means that you may terminate your employment with the Company at any time and for any reason whatsoever, simply by notifying the company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. Subject to applicable state and federal law, in the case of any termination, the Company is under no obligation to pay you any severance and the Company shall have no outstanding obligations to you except your right to exercise your then-currently vested stock options in accordance with 2010 Plan. This at-will employment relationship cannot be changed except in writing, signed by the Chief Executive Officer or General Counsel of the Company.

In the unlikely event of a dispute between Company and you arising out of or related to your employment, including any matter related to the stock options or the termination of your employment for any reason whatsoever, we each agree to submit our dispute to binding arbitration in the County of San Mateo, California under the Federal Arbitration Act if we are unable to resolve the dispute after meeting and conferring in good faith within 45 days. This means that there will be no court or jury trial of disputes between us concerning your employment or the termination of your employment. To the extent any such prospective arbitration concerns claims arising out of your employment with the Company, the Company will pay all of the arbitration costs. While this agreement to arbitrate is intended to be broad (and covers, for example, claims under state and federal laws prohibiting discrimination on the basis of race, sex, age, disability, family leave, etc.), it is not applicable to your rights under the California Workers’ Compensation Law, which are governed under the special provisions of that law, or to enforcement of the attached agreement concerning confidential information and ownership of inventions.

Your employment start date shall be February 15, 2012 (the “Start Date”) unless otherwise mutually agreed by the parties in writing.

I really look forward to working with you. We have high hopes that you will contribute in a very tangible and visible manner to our continued success.

Sincerely,	ACCEPTED
/s/ Vlad Shmunis	/s/ Robert Lawson
Vlad Shmunis	Robert Lawson
Chief Executive Officer
RingCentral, Inc.	Date: 1/27/12